Exhibit 99.3

Cautionary Statement Concerning Forward-Looking Information

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this document are forward-looking statements. You should not place undue reliance on these statements. Forward-looking statements include words such as “expect,” “intend,” “plan,” “likely,” “seek,” “believe,” “project,” “forecast,” “target,” “goal,” “potential,” “estimate,” “may,” “might,” “will,” “would,” “should,” “could,” “can,” “have,” “due,” “anticipate,” “assume,” “contemplate,” “continue” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events.

The forward-looking statements included herein are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, but not limited to: the potential for future conditions that could raise substantial doubt as to our ability to continue as a going concern, which has occurred in the past; our obligation to refinance or repay our 6.50% Notes due 2026 prior to their maturity; risks associated with contractual pricing in our industry; disputes with customers with long-term contracts; the performance of third parties' and subcontractors' on whom we rely; disruptions at our or third-party manufacturing facilities; our ability to execute our growth strategy; our evaluation of strategic alternatives; our ability to deliver our backlog on time or at all; professional liability, product liability, warranty or other claims; inadequate insurance coverage; our ability to compete successfully against current and future competitors; our development of new products; cyclical and economic impacts on demand for our products; compliance with government regulations; legislative and regulatory developments impacting our business; supply chain issues; the financial and other covenants in our debt agreements; our ability to maintain adequate bonding and letter of credit capacity; impairment to our goodwill or other indefinite-lived intangible assets; our exposure to credit risk; disruptions in, or failures of, our information technology systems, including those related to cybersecurity; failure to comply with data and privacy laws, regulations and standards, or if we fail to properly maintain the integrity of our data, protect our proprietary rights to our systems or defend against cybersecurity attacks, we may be subject to government or private actions due to breaches; failure to protect our intellectual property rights, or inability to obtain or renew licenses to use intellectual property of third parties; uncertainty over tariffs and their impacts; sanctions and export controls; international political, economic and other uncertainties; fluctuations in the value of foreign currencies could harm our profitability; volatility of the market price and trading volume of our common stock; dilution of our common shareholders' ownership or voting power; the significant influence of B. Riley over us; anti-takeover provisions in our corporate documents; changes in tax rates or tax law; our ability to use NOL and certain tax credits; failure to maintain effective internal control over financial reporting; new accounting pronouncements or changes in existing accounting standards and practices; our ability to attract and maintain key personnel; our relationship with labor unions; pension and medical expenses associated with our retirement benefit; natural disasters or other events beyond our control; and the risks and uncertainties described under the heading "Risk Factors" in Part I, Item 1A of our most recent Annual Report, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC.

These forward-looking statements are made based upon detailed assumptions and reflect management's current expectations and beliefs. While we believe that these assumptions underlying the forward-looking statements are reasonable, forward-looking statements are subject to uncertainties and factors relating to our operations and business environment that are difficult to predict and may be beyond our control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements.

The forward-looking statements included herein are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial position and results of operations should be read in conjunction with the financial statements and the notes thereto included in the Consolidated Financial Statements and Supplemental Data in Item 8 that will be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “2025 Form 10-K). The preliminary financial results discussed herein represent the most current information available to management. Actual results when disclosed in our 2025 Form 10-K for the fiscal year ended December 31, 2025 may differ from these preliminary results as a result of the completion of our financial closing procedures; final adjustments; completion of the review by our independent registered accounting firm; and other developments that may arise between now and the filing of our 2025 Form 10-K.

The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Information” above.

The following discussion includes a comparison of Results of Operations and Liquidity and Capital Resources for the years ended December 31, 2025 and 2024. We have also included a comparison of the Results of Operations for the years ended December 31, 2024 and 2023. Our consolidated financial statements are prepared in conformity with GAAP. Our discussion of financial results include non-GAAP measures (e.g., foreign currency impact, EBITDA, Adjusted EBITDA) to provide additional information concerning our financial results that we believe is useful to the readers of our financial statements in the assessment of our performance and operating trends. Unless otherwise noted, discussion of our business and results of operations in this filing refers to our continuing operations.

In the fourth quarter of 2025, we reassessed our segment structure as a result of the completion of our strategic shift to streamline and simplify our business. This transformation included the divestiture of certain non-core assets, as described in Note 4 to the Consolidated Financial Statements of our 2025 Form 10-K. As a result of this assessment, we have determined we have one reportable segment, labeled as B&W. The revised segment presentation has been applied retrospectively to all periods presented. For further information regarding our segment reporting, see Note 6 to the Consolidated Financial Statements of our 2025 Form 10-K.

BUSINESS OVERVIEW

We are a globally focused energy technologies provider with nearly 160 years of experience providing diversified energy and emissions control solutions to a broad range of industrial, electrical utility, municipal and other customers. Our innovative products and services are organized in one reporting segment. For a description of our reportable segment see Item 1, Business of our 2025 Form 10-K.

Customer demand is heavily affected by the variations in our customers' business cycles, power demand in their operating territories, and by the overall economies, energy, environmental and regulatory requirements of the countries in which they operate.

We have manufacturing facilities in Canada, Mexico and the United States. Many aspects of our operations and properties could be affected by political developments, environmental regulations and operating risks. These and other factors may have a material impact on our international and domestic operations or our business as a whole.

Through our restructuring efforts, we have made and will continue working to make significant progress reducing costs and improving profitability. We continue to explore other cost saving initiatives and in conjunction with top-line growth driven by opportunities for our core technologies, we will continue to improve cash generation and strengthen our liquidity. These initiatives have been and may continue to be important factors that could cause our actual results to differ materially from those indicated in these financial statements. If one or more events related to these or other risks or uncertainty materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate.

Discontinued Operations

ASH

On October 31, 2025, we completed a sale of the net assets comprising our ASH business for $29 million, subject to customary fees and adjustments and recorded a gain of $21.5 million on the sale. For more information on this sale, see Note 4 to the Consolidated Financial Statements.

The revenue and operating results presented for ASH for the year ended December 31, 2025 represent the financial results for January through October 2025 operations. While there is a slight decline in revenue for 2025 compared to prior years, operating margins are consistent at approximately 28%.

Diamond Power

On July 31, 2025, we closed the sale of our Diamond Power business for a base purchase price of $177 million, subject to certain offsets and adjustments. We recorded a gain of $53.2 million on the sale. For more information on this sale, see Note 4 to the Consolidated Financial Statements.

The revenue and operating results presented for Diamond Power for the year ended December 31, 2025 represent the financial results for January through July 2025 operations. Revenue and operating margins are lower in 2025 compared to 2024 and 2023 due to the sale closing in July 2025 and related transaction costs incurred.

Vølund

On April 29, 2025, we sold our Vølund business for a base purchase price equal to $15.0 million plus $0.1 million (400,000 Danish krone). We recorded a net loss of $36.9 million, which included a write off of CTA of $52.6 million. For more information, see Note 4 to the Consolidated Financial Statements.

The revenue and operating results for the year ended December 31, 2025 primarily represent the financial results for January through April 2025 operations as well as the net loss on the sale primarily from the write off of CTA. The decrease in revenue and operating margin is a result of the slowdown in sales and engagement of projects toward the end of 2024 and into 2025 as the Company engaged in the sale of the business.

B&W Solar

During the third quarter of 2023, we committed to a plan to sell our B&W Solar business, resulting in a significant change that would impact our operations. As of September 30, 2023, we met all of the criteria for the assets and liabilities of this business to be accounted for as held for sale. In addition, we also determined that the operations of the B&W Solar business qualified as a discontinued operation, primarily based upon its significance to our current and historic operating losses. The decision to sell the B&W Solar business, along with the significant increase in estimated costs to complete the B&W Solar loss contracts, resulted in a triggering event that required us to immediately perform certain valuations. Certain trade accounts receivable and contract assets were determined to be uncollectible, resulting in charges of $17.6 million. During 2023, we recognized an impairment of $56.6 million, or the entire balance of goodwill associated with B&W Solar. These charges have been included in Loss from discontinued operations, net of tax in the Consolidated Statements of Operations. The decrease in revenue and operating margin is a result of the focus on the sale of the business in 2024 and 2025.

During the fourth quarter of 2025, we discontinued marketing B&W Solar for sale due to lack of potential buyers and terminated our broker arrangement with a third party provider. As of December 31, 2025, B&W Solar was disposed of through abandonment, as we ceased all business operations and either transferred or wrote off its remaining assets. As a result, the B&W Solar business no longer meets the criteria of held for sale as of December 31, 2025, but continues to meet the criteria for discontinued operations for all periods presented.

BWRS, SPIG and GMAB

In addition to the ASH, Diamond Power, Vølund and B&W Solar businesses, discontinued operations include the following subsidiaries divested in 2024: BWRS, SPIG, and GMAB. These sale transactions were part of a previously announced strategy to divest certain non-core businesses to reduce our debt, improve our balance sheet and increase liquidity. Results of operations and cash flows for these businesses and the financial position of the divested subsidiaries are reported as discontinued operations for all periods presented and the notes to the financial statements have been adjusted on a retrospective basis. For more information, see Note 4 to the Consolidated Financial Statements.

RESULTS OF OPERATIONS–YEARS ENDED DECEMBER 31, 2025, 2024 AND 2023

Consolidated Results of Operations

The following discussion is of our consolidated results of operations below.

	Year ended December 31,
(in thousands)	2025	2024	$ Change
Revenues	$587,676	$581,039	$6,637
Costs and expenses:
Cost of operations	443,825	454,326	(10,501)
Selling, general and administrative expenses	119,481	124,541	(5,060)
Research and development costs	1,457	5,133	(3,676)
Impairment of long-lived assets	950	3,729	(2,779)
Loss (gain) on asset disposals, net	1,226	(354)	1,580
Operating income (loss)	20,737	(6,336)	27,073

Loss from continuing operations	$(32,848)	$(104,272)	$71,424

2025 vs 2024 Consolidated Results

Revenues increased by $6.6 million to $587.7 million in 2025 compared to $581.0 million 2024. The increase is driven by larger parts volume of $35.2 million and two natural gas conversion projects of $25.7 million offset partially by lower volume related to ESP projects of $20.0 million, construction projects of $18.7 million and package boilers of $10.7 million.

Costs of operations decreased by $10.5 million to $443.8 million in 2025 compared to $454.3 million in 2024. The decrease is primarily driven by a shift in business mix, as higher-margin parts sales increased, revenue from larger projects declined and the remaining large projects required lower costs to complete.

SG&A expenses decreased by $5.1 million to $119.5 million in 2025 compared to $124.5 million in 2024. The decrease is primarily related to cost savings, partially offset by increased expenses in employee benefits in the current year.

Research and development costs decreased by $3.7 million to $1.5 million in 2025 compared to $5.1 million in 2024. The decrease is primarily driven by less development activity due to the increased commercialization of our BrightLoop™ technology.

Impairment of long-lived assets decreased by $2.8 million to $1.0 million in 2025 compared to $3.7 million 2024. The decrease is driven by the construction in process facility that was impaired in 2024, partially offset by impairment recognized in the current year relating to a reduction in our real estate footprint.

Loss (gain) on asset disposals increased in 2025 compared to 2024 relating to the write-off of equipment in one of our manufacturing locations which was disposed of in 2025 compared to 2024 which had minor disposals.

Operating income increased by $27.1 million to $20.7 million in 2025 compared to an operating loss of $6.3 million in 2024, primarily due to the revenue as described above and an increase in gross profit due to the improvement in cost of operations in product mix.

Loss from continuing operations decreased by $71.4 million to $32.8 million in 2025 compared to $104.3 million in 2024, primarily due to the revenue as described above and an increase in gross profit due to the improvement in cost of operations in product mix, reduction in benefit plan expense for the year due to better asset performance in 2025 than anticipated and reduced interest expense due to the debt repayments and refinancing during the year.

	Year ended December 31,
(in thousands)	2024	2023	$ Change
Revenues	$581,039	$587,448	$(6,409)
Costs and expenses:
Cost of operations	454,326	465,977	(11,651)
Selling, general and administrative expenses	124,541	134,940	(10,399)
Research and development costs	5,133	6,462	(1,329)
Impairment of long-lived assets	3,729	—	3,729
(Gain) loss on asset disposals, net	(354)	134	(488)
Operating loss	(6,336)	(20,065)	13,729

Loss from continuing operations	$(104,272)	$(109,212)	$4,940

2024 vs 2023 Consolidated Results

Revenues decreased by $6.4 million to $581.0 million in 2024 compared to $587.4 million in 2023. The decrease is primarily driven by a $27.1 million decrease in the U.S. construction business as a result of a large construction project finishing in 2023 that was not fully replicated in 2024, offset partially by a large natural gas project of $16.7 million starting execution in 2024.

Costs of operations decreased by $11.7 million to $454.3 million in 2024 compared to $466.0 million in 2023. The decrease is driven primarily by lower revenue as described above, as well as a shift in business mix and cost reductions.

SG&A expenses decreased by $10.4 million to $124.5 million in 2024 compared to $134.9 million in 2023. The decrease is primarily driven by continued efforts to reduce overhead.

Research and development costs decreased by $1.3 million to $5.1 million in 2024 compared to $6.5 million in 2023. The decrease is primarily driven by less development activity due to the increased commercialization of our BrightLoop™ technology.

Impairment of long-lived assets increased by $3.7 million to $3.7 million in 2024. The increase relates to a construction in process facility that was impaired.

(Gain) loss on asset disposals, net decreased in 2024 compared to 2023 relating to minor disposals in 2024.

Operating loss decreased by $13.7 million to $6.3 million in 2024 compared to $20.1 million in 2023, primarily due to higher volume related to a natural gas conversion project, environmental projects as well as lower expenses, partially offset by a decrease of $11.7 million due to a large project in our U.S. construction business that was completed in 2023 and not fully replaced in 2024.

Loss from continuing operations decreased by $4.9 million to $104.3 million in 2024 compared to $109.2 million in 2023, driven by decreased operating loss (as discussed in the paragraph above) and partially offset by a loss on debt extinguishment of $7.3 million attributable to terminating the Revolving and Letter of Credit Agreements with PNC and MSD.

Other Expenses Impacting Operating Results

Interest Expense

Interest expense in the Consolidated Financial Statements consisted of the following components:

	Year ended December 31,
(in thousands)	2025	2024	2023
Components associated with borrowings from:
Senior Notes due 2026	$16,961	$25,512	$25,601
Senior Notes due 2030	6,729	—	—
Revolving Credit Agreement	2,961	4,892	1,494
	26,651	30,404	27,095
Components associated with amortization or accretion of:
Revolving Credit Agreement	4,585	6,149	4,643
Senior Notes due 2026	2,035	2,606	2,525
Senior Notes due 2030	(3,075)	—	—
	3,545	8,755	7,168

Components associated with interest from:
Lease liabilities	2,427	2,037	2,813
Letter of Credit interest and fees	4,498	3,942	3,519
Other interest expense	1,018	1,007	1,966
Capitalized interest	(607)	—	—
	7,336	6,986	8,298
Total interest expense	$37,532	$46,145	$42,561

The decrease in interest expense in 2025 compared to 2024 is driven by decreased borrowings on our revolving credit facility, the full redemption of our 8.125% Senior Notes, and efforts to reduce the outstanding balance on our 6.50% Senior Notes. Also contributing to the decrease is the realization of a portion of the deferred gain from our senior note exchange transaction. For further information refer to Note 15 to the Consolidated Financial Statements included in Part II, Item 8 of our 2025 Form 10-K.

The increase in interest expense in 2024 compared to 2023 is driven by increased borrowings on our revolving credit facility.

Income Taxes

	Year ended December 31,
(in thousands, except for percentages)	2025	2024	2023
Loss from continuing operations before income tax expense	$(24,568)	$(91,471)	$(103,608)
Income tax expense	8,280	12,801	5,604
Effective tax rate	(34)%	(14)%	(5)%

Our effective tax rate reflects a valuation allowance against deferred tax assets in jurisdictions other than Mexico, Canada, Brazil, Thailand, the Philippines, Indonesia, and the United Kingdom.

The change in our income tax rate in 2025 compared to 2024 is primarily attributable to non-deductible items related to the dissolution and divestiture of certain entities, an increase in our valuation allowance and the difference between statutory and foreign jurisdictions. The change in our income tax rate in 2024 compared to 2023 is primarily attributable to an increase in valuation allowances, a change in the Company's permanent investment assertion and an unfavorable resolution of a foreign income tax matter.

Bookings and Backlog

Bookings and backlog are our measures of remaining performance obligations under our sales contracts. We believe these metrics provide investors, lenders and other users of our financial statements with a leading indicator of future revenues. It is possible that our methodology for determining bookings and backlog may not be comparable to methods used by other companies.

We generally include expected revenue from contracts in our backlog when we receive written confirmation from our customers authorizing the performance of work and committing our customers to pay for work performed. Backlog may not be indicative of future operating results, and contracts in our backlog may be canceled, modified or otherwise altered by customers. Backlog can vary significantly from period to period, particularly when large new-build conversion projects or operations and maintenance contracts are booked because they may be fulfilled over multiple years. Because we operate globally, our backlog is also affected by changes in foreign currencies each period.

Bookings represent changes to the backlog. Bookings include additions related to new business or increases in project scope, subtractions due to customer cancellations or reductions in project scope, changes in estimates that affect selling price and revaluation of backlog denominated in foreign currency. We believe comparing bookings on a quarterly basis or for periods less than one year is less meaningful than for longer periods, and that shorter-term changes in bookings may not necessarily indicate a material trend.

Total bookings as of December 31, 2025 and 2024 were as follows:

	Year ended December 31,
(in millions)	2025	2024
B&W	$549.6	$751.4

Our backlog as of December 31, 2025 and 2024 was as follows:

	December 31,
(in millions)	2025	2024
B&W	$423.6	$495.2

Of the backlog as of December 31, 2025, we expect to recognize revenues as follows:

(in millions)	2026	2027	Thereafter	Total
B&W	$380.7	$38.2	$4.7	$423.6

Effective February 26, 2026, we entered into an agreement with Base Electron, a subsidiary of Applied Digital, to complete the design and installation of four 300-megawatt natural gas-fired power plants. With this project, our backlog would be $2.8 billion in total as the related work scope is authorized and written commitments are received from the customer. For further information refer to Note 24 to the Consolidated Financial Statements included in Part II, Item 8 of our 2025 Form 10-K.

Non-GAAP Financial Measures

In addition to Loss from continuing operations, we use non-GAAP financial measures internally to evaluate our performance and make financial and operational decisions. When viewed in conjunction with GAAP results and the accompanying reconciliations, we believe that the presentation of these measures provides investors with greater transparency and a greater understanding of factors affecting our financial position and results of operations than GAAP measures alone. The presentation of non-GAAP financial measures should not be considered in isolation or as a substitute for the related financial results prepared in accordance with GAAP.

The following discussion of our business segment results of operations includes a discussion of EBITDA and Adjusted EBITDA. EBITDA focuses on the earnings generated from core business operations, without considering the effects of financing, accounting decisions or tax. EBITDA and Adjusted EBITDA differ from the most directly comparable measure calculated in accordance with GAAP. A reconciliation of Loss from continuing operations, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA is included below. Management believes that this financial measure is useful to investors because it excludes certain expenses, allowing investors to more easily compare our financial performance period to period. When viewed in conjunction with GAAP results, we believe the presentation of EBITDA and Adjusted EBITDA provides investors with greater transparency and a greater understanding of factors affecting our financial position and results of operations than GAAP measures alone.

Adjusted EBITDA is calculated as earnings before interest, tax, depreciation and amortization, and adjusted for items such as gains or losses arising from the sale of non-income producing assets, net pension benefits, stock compensation, restructuring activities, impairments, gains and losses on debt extinguishment, legal and settlement costs and costs related to financial consulting. Additionally, the Company redefined its definition of Adjusted EBITDA to eliminate the effects of certain items including interest on letters of credit included in Cost of operations and product development costs. Prior period results have been revised to conform with the revised definition and present separate reconciling items in our reconciliation.

	Year ended December 31,
(in thousands)	2025	2024	2023
Loss from continuing operations	$(32,848)	$(104,272)	$(109,212)
Interest expense, net	36,046	45,495	41,654
Income tax expense	8,280	12,801	5,604
Depreciation & amortization	9,677	10,075	13,881
EBITDA	21,155	(35,901)	(48,073)

Impairment of long-lived assets	950	3,729	—
Benefit plans, net	9,782	31,230	38,406
Loss (gain) on asset disposals, net	1,226	(354)	134
Stock compensation	2,551	4,509	7,121
Restructuring activities	685	1,296	2,619
Gain (loss) on debt extinguishment	(1,836)	7,267	—
Settlement and related legal costs	129	4,044	(1,474)
Foreign exchange	(135)	(237)	2,327
Financial advisory services	8,004	1,877	1,934
Other - net	1,229	3,707	2,436
Adjusted EBITDA	$43,740	$21,167	$5,430

Impairment of long-lived assets

Impairment of long-lived assets refers to when the carrying amount of an asset exceeds the fair value or recoverable amount.

Benefit plans, net

We recognize benefits from our defined benefit and other postretirement benefit plans based on actuarial calculations primarily because our expected return on assets is greater than our service cost. Service cost is low because our plan benefits are frozen.

Our pension costs include MTM adjustments and are primarily a result of changes in the discount rate, curtailments and settlements. Any MTM charge or gain should not be considered to be representative of future MTM adjustments as such events are not currently predicted and are in each case subject to market conditions and actuarial assumptions as of the date of the event giving rise to the MTM adjustment.

Refer to Note 14 to the Consolidated Financial Statements for further information regarding our pension and other postretirement plans.

Loss (gain) on asset disposals, net

We, at times, will sell or dispose of certain assets that are unrelated to our current or future operations. Therefore, we believe it is useful to exclude these gains and losses from our non-GAAP financial measures in order to highlight the performance of the continuing business.

Stock compensation

The grant date fair value of stock compensation varies based on the derived stock price at the time of grant, valuation methodologies, subjective assumptions, and reward types. This may make the impact of this form of compensation on our current financial results difficult to compare to previous and future periods. Therefore, we believe it is useful to exclude stock-based compensation from our non-GAAP financial measures in order to highlight the performance of the business and to be consistent with the way many investors evaluate our performance and compare our operating results to peer companies.

Restructuring activities

Restructuring activities and business services transition actions across our business units and corporate functions primarily consist of severance and related costs associated with non-recurring actions taken to transform our operations with impacts on employees and facilities used in our businesses. Business services transition costs relate to new technology implementation, expected to provide future benefit and are included in Cost of operations and SG&A expenses in the Consolidated Statement of Operations.

Gain (loss) on debt extinguishment

Losses on debt extinguishment were due to the write-off of deferred financing fees and certain other exit costs associated with our extinguishment of the Debt Facilities.

Settlements and related legal costs (recoveries)

Settlements and related legal costs (recoveries) relate to expenses associated with resolving legal disputes, whether through negotiated settlements or court judgments. For further discussion see Note 20 to the Consolidated Financial Statements included in Part II, Item 8 of our 2025 Form 10-K.

Foreign exchange

We translate assets and liabilities of our foreign operations into U.S. dollars at current exchange rates, and we translate items in our Consolidated Statement of Operations at average exchange rates for the periods presented. We report foreign currency transaction gains (losses) in income in the Consolidated Statements of Operations. Management excludes these expenses from Adjusted EBITDA as they do not reflect the ordinary course of business and are inherently unpredictable in timing and amount.

Foreign exchange gains and losses are primarily related to unhedged intercompany loans denominated in European currencies to fund foreign operations.

Financial advisory services

Financial advisory services relate to business planning and other professional services.

Liquidity and Capital Resources

Liquidity

Our primary liquidity requirements include debt service, funding dividends on Preferred Stock and working capital needs. We fund our liquidity requirements primarily through cash generated from operations, external sources of financing, including our Credit Agreement, senior notes, and equity offerings, and our Preferred Stock, each of which are described below and in the Notes to the Consolidated Financial Statements included in Part II, Item 8 of our 2025 Form 10-K in further detail. We believe that our current operating plan and borrowings available under our Credit Agreement will be sufficient to satisfy our foreseeable liquidity needs and capital expenditure requirements, including for at least the next twelve months. We may elect to raise additional capital through the sale of additional equity or debt financing to fund business activities such as strategic acquisitions, capital expenditures, working capital needs or other purposes beyond the next twelve months. Additional financing may not be available on terms favorable to the Company or at all, and may also be impacted by any disruptions in the financial markets. In addition, the Company's existing indebtedness could limit its ability to obtain additional financing.

Cash and Cash Flows

The following discussion on our cash flows is inclusive of continued and discontinued operations, consistent with our presentation on the Consolidated Statement of Cash Flows in accordance with GAAP.

As of December 31, 2025, our cash and cash equivalents, and restricted cash totaled $201.4 million, and we had total debt of $321.1 million as well as $191.7 million of gross Preferred Stock outstanding. Our foreign business locations held $9.0 million of our total cash and cash equivalents, and restricted cash as of December 31, 2025. In general, our foreign cash balances are not available to fund our U.S. operations unless the funds are repatriated or used to repay intercompany loans made from the U.S. to foreign entities, which could expose us to taxes we have not made a provision for in our results of operations. We have no plans to repatriate these funds to the U.S. We had $66.8 million of restricted cash as of December 31, 2025 related to collateral for certain letters of credit as part of funding for several ongoing projects.

Cash flows used in operating activities was $68.9 million in the year ended December 31, 2025, which is primarily attributable to the current year net loss, including discontinued operations, of $36.2 million and non-cash adjustments arising from gain on sale of business of $38.9 million, partially offset by the impairment of long-lived assets of $9.9 million and depreciation and amortization of long-lived assets of $10.1 million. Cash flows used in operating activities also included movements in certain operating assets and liabilities such as advanced billings on contracts of $50.7 million and contracts in progress of $19.7 million, which are primarily impacted by timing differences related to progress made on ongoing projects, billings, and collections, and may fluctuate significantly period to period. These were partially offset by operating cash flow decreases from accounts payable of $57.9 million, pension liabilities, accrued postretirement benefits and employee benefits of $10.6 million and accounts receivable - trade, net of $16.5 million, which are result of timing of vendor payments, contributions made to the plan and timing of ongoing collections, respectively.

Cash flows used in operating activities was $118.7 million in the year ended December 31, 2024, which is primarily attributable to the current year net loss, including discontinued operations, of $59.9 million, and non-cash adjustments arising from the BWRS sale of $58.9 million, partially offset by the mark to market, prior service cost amortization for pension and postretirement plans of $34.9 million and depreciation and amortization of long-lived assets of $16.7 million. Cash flows used in operating activities also included movements in certain operating assets and liabilities such as utilization of contracts in progress of $41.6 million and accounts receivable -trade, net of $12.2 million, which are primarily impacted by timing differences related to progress made on ongoing projects, billings, and collections, accrued and other current liabilities of $28.5 million resulting from the timing of payments to vendors, and pension liabilities, accrued postretirement benefits and employee benefits of $16.8 million.

Cash flows provided by investing activities totaled $197.0 million in the year ended December 31, 2025, primarily due to proceeds from the sale of businesses of $216.3 million, partially offset by purchases of fixed assets primarily relating to BrightLoop™ projects. Cash flows provided by investing activities totaled $109.9 million in the year ended December 31, 2024, primarily related to $120.9 million of proceeds from our divestitures, partially offset by $11.2 million of capital expenditures primarily relating to BrightLoop™ projects.

Cash flows used in financing activities was $58.7 million during the year ended December 31, 2025, primarily related to the redemption of our Senior Notes due 2026 of $110.7 million, net repayments on the Axos Credit Agreement of $54.3 million and payments of Preferred Stock dividends of $14.9 million, partially offset by proceeds of $130.1 million pursuant to our at-the-market offerings as described in Note 16 to the Consolidated Financial Statements. Cash flows provided by financing activities of $69.7 million during the year ended December 31, 2024, primarily related to the net borrowings on the Axos Credit Agreement of $93.7 million, partially offset by Preferred Stock dividend payments of $18.6 million and debt issuance costs of $8.5 million.

Debt and Credit Facilities

As described in Note 15 to our Consolidated Financial Statements included herein, we entered into a Credit Agreement in January 2024. This agreement substantially replaces the existing Reimbursement Agreement, Revolving Credit Agreement and Letter of Credit Agreement. We completed the transition of letters of credit outstanding under the Letter of Credit Agreement and Reimbursement Agreement to the Credit Agreement in August 2024. Information related to our Debt and Credit Facilities is described in Note 15 to the Consolidated Financial Statements and is incorporated herein by reference.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably expected to have, a material current or future effect on its financial condition, results of operations, liquidity, capital expenditures or capital resources as of December 31, 2025.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The Consolidated Financial Statements included in Part II, Item 8 of our 2025 Form 10-K are prepared in accordance with GAAP. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. These estimates and assumptions are affected by management's application of accounting policies. We believe the following are our most critical accounting policies that we apply in the preparation of our consolidated financial statements. These policies require our most difficult, subjective and complex judgments, often as a result of the need to make estimates of matters that are inherently uncertain.

Assets and Liabilities Held for Sale and Discontinued Operations

Assets and liabilities classified as held for sale are reported at the lower of their carrying value or fair value less costs to sell. Depreciation and amortization of assets cease upon designation as held for sale. Discontinued operations comprise activities that were disposed of, discontinued or held for sale at the end of the period, represent a separate major line of business that can be clearly distinguished for operational and financial reporting purposes and represent a strategic business shift having a major effect on our operations and financial results according to ASC 205, Presentation of Financial Statements. We have included all of the revenues and expenses for B&W Solar, BWRS, SPIG, GMAB, Vølund, Diamond Power and ASH businesses as discontinued operations in the Consolidated Statements of Operations and all assets and liabilities as held for sale in the Consolidated Balance Sheets as of December 31, 2024. No assets or liabilities were held for sale in the Consolidated Balance Sheets as of December 31, 2025. See Note 5 to the Consolidated Financial Statements included in Part II, Item 8 of our 2025 Form 10-K for further discussion.

Contracts and revenue recognition

A significant portion of our revenue is recognized over time using the cost-to-cost input method, which involves significant estimates. This method of revenue recognition uses costs incurred-to-date relative to total estimated costs at completion to measure progress toward satisfying our performance obligations. Incurred cost represents work performed, which corresponds with, and thereby best depicts, the transfer of control to the customer. Contract costs include labor, material, overhead and warranty expenses. Variable consideration in these contracts includes estimates of contract modifications, contractual bonuses and penalties, and liquidated damages.

We review contract price and cost estimates each reporting period as the work progresses and reflect adjustments proportionate to the costs incurred to date relative to total estimated costs at completion in income in the period when those estimates are revised. These changes in estimates can be material. For all contracts, if a current estimate of total contract cost indicates a loss on a contract, the projected contract loss is recognized in full in Costs of operations in the Consolidated Statements of Operations and an accrual for the estimated loss on the uncompleted contract is recorded in Other accrued liabilities in the Consolidated Balance Sheets. In addition, when we determine that an incomplete contract will not be completed on time and the contract has liquidated damages provisions, we recognize the estimated liquidated damages at the most likely amount we will incur as a reduction of the estimated selling price in the period the change in estimate occurs. These amounts are included in Other accrued liabilities in the Consolidated Balance Sheets.

Contract modifications are routine in the performance of our contracts. Contracts are often modified to account for changes in the contract specifications or requirements. In most instances, contract modifications are for goods or services that are not distinct and, therefore, are accounted for as part of the existing contract, with cumulative adjustment to revenue.

We recognize accrued claims in contract revenues for additional work or changes in the scope of work to the extent of costs incurred when we believe we have an enforceable right to the modification or claim, the amount can be reasonably estimated and its realization is probable. In evaluating these criteria, we consider the contractual/legal basis for enforcing the claim, the cause of any additional costs incurred and whether those costs are identifiable or otherwise determinable, the nature and reasonableness of those costs, the objective evidence available to support the amount of the claim, and the relevant history with the counterparty that supports expectations about their willingness and ability to pay for the additional cost along with a reasonable margin. Claims receivable were not significant at December 31, 2025 and 2024.

Our revenue recognition policies, assumptions, changes in estimates and significant loss contracts are described in greater detail in Note 2 to the Consolidated Financial Statements included in Part II, Item 8 of our 2025 Form 10-K.

Goodwill

Goodwill is generally recorded as a result of a business combination and represents the excess of purchase price over the fair value of the tangible and identifiable net assets acquired. We perform impairment testing of goodwill annually on October 1 or if we determine that impairment indicators are present. In assessing goodwill for impairment, we follow ASC 350, Intangibles – Goodwill and Other, which permits a qualitative assessment of whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount, including goodwill. If the qualitative assessment determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill, then no impairment is determined to exist for the reporting unit. However, if the qualitative assessment determines that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, including goodwill, or we choose not to perform the qualitative assessment, then we compare the fair value of that reporting unit with its carrying amount, including goodwill, in a quantitative assessment. If the carrying amount of a reporting unit exceeds its fair value, goodwill is considered impaired with the impairment loss measured as the excess of the reporting unit's carrying amount, including goodwill, over its fair value. The estimated fair value of the reporting unit is derived based on valuation techniques we believe market participants would use for each of the reporting units.

The annual quantitative assessment was performed using a combination of the income approach (discounted cash flows), the market approach and the guideline transaction method. The income approach uses the reporting unit’s estimated future cash flows, discounted at the weighted-average cost of capital of a hypothetical third-party buyer to account for uncertainties within the projections. The income approach uses assumptions based on the reporting unit’s estimated revenue growth, operating margin and working capital turnover. The market approach estimates fair value by applying cash flow multiples to the reporting unit’s operating performance. The multiples are derived from comparable publicly traded companies with similar characteristics to the reporting unit. The guideline transaction method estimates fair value by applying recent observed transaction multiples from transactions involving companies with similar characteristics to the reporting unit’s business. The Company completed its annual goodwill impairment testing for 2024 and 2025 and determined that the fair value of each reporting unit was substantially in excess of its carrying value. The Company also performed an interim goodwill impairment test in July 2025, in connection with its sale of Diamond Power business. No impairment was identified. If actual results are not consistent with the Company's estimates and/or other assumptions change, the Company may be exposed to future impairment charges that could materially and adversely impact its financial position and results of operations.

See Note 2 and Note 10 to the Consolidated Financial Statements included in Part II, Item 8 of our 2025 Form 10-K for further discussion.

Warranty expenses

We record an estimated expense in Cost of operations in the Consolidated Statements of Operations to satisfy contractual warranty requirements when we recognize the associated revenues on the related contracts, or in the case of a loss contract, the full amount of the estimated warranty costs is recognized when the contract becomes a loss contract. In addition, we record specific adjustments when we expect the actual warranty costs to significantly differ from the initial estimates. Factors that impact our estimate of warranty costs include prior history of warranty claims and our estimate of future costs of materials and labor. Such changes could have a material effect on our consolidated financial position, results of operations and cash flows. See Note 13 to the Consolidated Financial Statements included in Part II, Item 8 of our 2025 Form 10-K for further discussion.

Pension plans and postretirement benefits

We sponsor various defined benefit pension and postretirement plans covering certain employees of our U.S. and Canadian subsidiaries and use actuarial valuations to calculate the cost and benefit obligations of pension and postretirement benefits. The actuarial valuations use significant assumptions in the determination of benefit cost and obligations, including assumptions regarding discount rates, expected returns on plan assets, mortality and health care cost trends.

Included in our significant assumptions, we determine the discount rate based on a review of published financial data and discussions with our actuary regarding rates of return on high-quality, fixed-income investments currently available and expected to be available during the period to maturity of our pension and postretirement plan obligations. We use an alternative spot rate method for discounting the benefit obligation rather than a single equivalent discount rate because it more accurately applies each year's spot rates to the projected cash flows. The components of benefit cost related to service cost, interest cost, expected return on plan assets and prior service cost amortization are recorded on a quarterly basis based on actuarial assumptions. In the fourth quarter of each year, or as interim remeasurements are required, we recognize net actuarial gains or losses into earnings as a component of net periodic benefit cost (MTM pension adjustment). Recognized net actuarial gains and losses consist primarily of reported actuarial gains and losses and the difference between the actual return on plan assets and the expected return on plan assets. The expected rate of return on plan assets is based on the long-term expected returns for the investment mix of assets currently in the portfolio. In setting this rate, we use a building-block approach. Historic real return trends for the various asset classes in the plan's portfolio are combined with anticipated future market conditions to estimate the real rate of return for each asset class. These rates are then adjusted for anticipated future inflation to determine estimated nominal rates of return for each asset class. The expected rate of return on plan assets is determined to be the weighted average of the nominal returns based on the weightings of the asset classes within the total asset portfolio.

As of 2015, we have ceased all of our various plans but continue to accrue benefits for those employees still eligible prior to the cessation of these plans. See Note 14 to the Consolidated Financial Statements included in Part II, Item 8 of our 2025 Form 10-K for further discussion.

Income taxes

Income tax expense for federal, foreign, state and local income taxes are calculated on taxable income based on the income tax law in effect at the latest balance sheet date and includes the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities. We record a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized. We assess the need for valuation allowances on a quarterly basis. In determining the need for a valuation allowance, we consider relevant positive and negative evidence, including carryback potential, reversals of taxable temporary differences, future taxable income, and tax-planning strategies. As of December 31, 2025, we have a valuation allowance on our deferred tax assets in substantially all jurisdictions, as we do not believe it is more likely than not that the deferred tax assets will be realized.

For those tax positions where it is more likely than not that a tax benefit will be sustained, we have recorded the amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit has been recognized in the Consolidated Financial Statements. We record interest and penalties (net of any applicable tax benefit) related to income taxes as a component of Income tax expense in the Consolidated Statements of Operations.

Loss contingencies

We estimate liabilities for loss contingencies when it is probable that a liability has been incurred and the amount of loss is reasonably estimable. Disclosures are provided when there is a reasonable possibility that the ultimate loss will exceed the recorded provision or if such probable loss is not reasonably estimable. Currently we do not expect that any of our litigation proceedings, disputes and claims will have a material adverse effect on our consolidated financial position, as discussed in Note 20 to the Consolidated Financial Statements included in Part II, Item 8 of our 2025 Form 10-K. Where applicable, we have accrued estimates of the probable losses associated with these matters; however, these matters are typically resolved over long periods of time and are often difficult to estimate due to the factors included in Note 2 to the Consolidated Financial Statements included in Part II, Item 8 of our 2025 Form 10-K. Consequently, it is possible future earnings could be affected by changes in our assessment of the probability that a loss has been incurred in material pending litigation against us and/or changes in estimates related to such matters.